SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of May 12, 2020

Series	Classes
JPMorgan Core Focus SMA Fund	No Class Designation

JPMorgan Equity Premium Income Fund	A, C, I, R5, R6

JPMorgan Emerging Markets Research Enhanced Equity Fund	I, R6

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM

JPMorgan International Equity Plus Fund	A, C, I

JPMorgan International Hedged Equity Fund	A, C, I, R5, R6

JPMorgan Macro Opportunities Fund	A, C, I

JPMorgan Municipal SMA Fund	No Class Designation

JPMorgan Securities Lending Money Market Fund	Agency SL Class

JPMorgan SmartSpending 2015 Fund[1]	A, I, R2, R3, R4, R5, R6

JPMorgan SmartSpending 2020 Fund	A, I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I

[1]	Name change effective on or about 5/1/2020.